PAULSON
INVESTMENT COMPANY, LLC

VENTURE CAPITAL · INVESTMENT BANKING
MEMBER: FINRA/SIPC

Financial Advisory and Consulting Agreement

July 23, 2021

Cipherloc Corporation
6836 Bee Cave Road, Bldg. 1, S#279
Austin, TX 78746
David Chasteen, CEO

Dear David:

This letter confirms the engagement of Paulson Investment Company, LLC ("Paulson") by Cipherloc Corporation. (the "Company") as a independent financial adviser and consultant to perform upon the request of the Company the following financial advisory services: (i) familiarize itself with the business, assets and financial condition of the Company; (ii) assist the Company in defining its strategic and financial objectives; (iii) assist the Company in increasing its exposure in the software industry; (iv) assist the Company in increasing its profile in the financial and investment community through introductions to analysts and potential investors, participation in investment conferences, and exploitation of reasonably available media opportunities; (v) identify potentially attractive merger and acquisition opportunities for the Company; (vi) review possible innovative financing opportunities; and (vii) render such other financial advisory services as may be reasonably requested by the Board of Directors or Chief Executive Officer of the Company (the "Services"). In the event the Company requests additional services not included in the Services or elects to pursue a specific financing or merger and acquisition opportunity, Paulson and the Company will enter into an additional agreement that will set forth the nature and scope of such services, appropriate compensation and other customary matters.

Term. This letter agreement will commence as of the date set forth above and will continue for a period of four (4) years unless terminated earlier in accordance with the paragraph captioned "Termination" below. Any extension of the term will be subject to the mutual agreement of the parties. Notwithstanding the foregoing, no termination of this Agreement will create any obligation for Paulson to return any portion of the non-refundable Advisory Compensation described below.

Compensation and Reimbursement of Expenses. As compensation for the Services rendered to the Company under this letter agreement and for no other purpose, the Company will issue to Paulson and its assignees upon execution of this letter agreement four million (4,000,000) shares of fully paid, non-assessible common stock of Cipherloc Corporation (the "Advisory

Compensation Shares"). In addition, Paulson shall be reimbursed for all reasonable travel and out-of-pocket expenses incurred in connection with the Services provided pursuant to this letter agreement upon receipt by the Company of suitable substantiating documentation and prior approval. The Company shall be responsible for all sales, use and excise and similar taxes imposed on any amounts payable by the Company. The Advisory Compensation Shares shall be transferred to the Paulson by means of the Deposit/Withdrawal At Custodian ("**DWAC**") process if the Company is then a participant in that system, provided that if such shares contain a restrictive legend, the shares will be at the election of Paulson or its assignees, registered in book entry form, transferred in physical certificate or such other form acceptable by Paulson's broker. If the Company is or becomes a DWAC participant or at the election of Paulson or its assignees, registered in book entry form , the Company will agree to maintain a transfer agent that is a participant in the FAST program so long as the Advisory Compensation Shares remain outstanding. If the Company is not a DWAC participant or Paulson requests a physical certificate, the Company shall issue and deliver a physical certificate representing the shares. The Company agrees that when a legal opinion is required to sell or otherwise transfer the Advisory Compensation shares, the Company will engage counsel to issue the legal opinion and will pay for the provision of the legal opinion and any associated costs. Paulson agrees that the Advisory Compensation Shares cannot be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days from an after the date of this Agreement, except as would be permitted under FINRA Rule 5110(e)(2) (the "Lock-Up Period"). Paulson or its assignees shall have customary demand registration rights commencing upon expiration of the Lock-Up Period (with at least [2] demand rights) and customary piggy-back registration rights for a period of not less than 36 months from the date of this Agreement, in each case with respect to the Advisory Compensation Shares, and the Company shall be responsible for all expenses with respect to such registration rights. The Company shall use commercially reasonable efforts to keep each such registration statement continuously effective under the Securities Act with respect to Paulson and its assignees until the Advisory Compensation Shares covered by each such registration statement may be sold without any limitation as to volume or manner of sale under Rule 144 and adequate current public information with respect to the Company required by Rule 144(c)(1) is then available.

Relationship of the Parties. Paulson shall be an independent contractor of the Company and this letter agreement shall not be construed to create any joint venture, partnership, employee or agency relationship between the Company and Paulson for any purpose. Paulson shall not hold itself out as having authority to bind the Company or make any agreements or representations on the Company's behalf without the Company's prior written consent.

The Company acknowledges and agrees that Paulson has been retained to act solely as an independent financial advisor and consultant to the Company, its board of directors and management and not as an advisor to any other person, and the Company's engagement of Paulson is not intended to confer rights upon any person not a party to this Agreement, including shareholders, employees or creditors of the Company) as against Paulson or its affiliates, or any of their respective directors, officers, employees or agents. Paulson does not owe the Company, or any other person, a fiduciary duty as a result of this Agreement.

Confidentiality. Paulson acknowledges that all, or a portion of the information that it receives and reviews in conjunction with this engagement may contain confidential and proprietary business information concerning the Company or another entity or person. Paulson agrees that, except as otherwise required by law, judicial process or regulatory request or demand or as contemplated by its engagement hereunder, to maintain the confidentiality of such information;

provided, that such information may be disclosed to Paulson's employees, agents and representatives who need to know such information for the purpose of assisting Paulson in rendering the services contemplated hereunder (it being understood that such persons shall be informed of the confidential nature of the information and shall be directed to treat such information confidentially). The confidentiality provisions hereof shall not apply to information which: (i) becomes generally available to the public other than as a result of a disclosure by Paulson or its representatives; (ii) was available on a non-confidential basis prior to its disclosure to Paulson; or (iii) becomes available to Paulson on a non-confidential basis from a source other than the Company or its representatives provided that such source is not bound by a confidentiality agreement with the Company or its representatives.

The Company acknowledges that all advice (written or oral) given by Paulson to the Company in connection with Paulson's engagement is intended solely for the benefit and use of the senior management and directors of the Company. Unless otherwise expressly agreed by Paulson, no one other than such persons is authorized to rely upon this engagement of Paulson or any statements or conduct by Paulson. The Company agrees that no such advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Paulson be made by the Company or any of its representatives without the prior written consent of Paulson, other than such reference as the Company may be required to make pursuant to state or federal law.

Limitation and Indemnification of Liability. Neither Paulson, nor any of its affiliates or any officer, director, managing member (or equivalent), employee or agent of Paulson or any of its affiliates, or any person controlling Paulson or any of its affiliates, shall have any liability to the Company for or in connection with the Services except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from Paulson's bad faith or gross negligence.

In connection with Paulson's engagement, the Company agrees to indemnify and hold harmless Paulson and its affiliates, the respective directors, officers, agents and employees of Paulson and its affiliates and each other person, if any, controlling Paulson or any of its affiliates and each of their respective successors and assigns, to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of the Services rendered pursuant to this letter agreement or Paulson's role in connection therewith, and will reimburse Paulson and any other party entitled to be indemnified hereunder for all reasonably incurred expenses (including counsel fees and expenses and such fees and expenses on appeal) as they are incurred by Paulson or any such other indemnified party in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation to which Paulson is a party. Notwithstanding the foregoing, the Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from Paulson's bad faith or gross negligence.

For the sole purpose of enforcing and otherwise giving effect to the provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any

court located in the United States in which any claim which is subject to this agreement is brought against Paulson or any other indemnified party.

The Company agrees that it will not, without the prior written consent of Paulson, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Paulson is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of Paulson from all liability arising out of such claim, action, suit or proceeding.

Termination. Paulson's engagement hereunder may be terminated by either the Company or Paulson at any time with or without cause, upon written notice to that effect to the other party.

Miscellaneous. This letter agreement may not be assigned by either party without the other party's prior written consent. This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflicts of law provisions. Any and all disputes arising out of or related to this agreement or the services to be provided hereunder will be arbitrated under the auspices of FINRA dispute resolution in New York, NY.

Authority; Execution and Delivery; Enforceability. The Company has all requisite company power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been, duly authorized by all necessary company action on the part of the Company. The Company has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles of equity, whether considered in a proceeding at law or in equity).

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect pursuant to the terms hereof.

No waiver, amendment or other modification to this Agreement shall be effective unless in writing and signed by the parties hereto.

All notices to be given hereunder shall be in writing to the addresses set forth below in this Agreement. Notice shall be considered delivered and effective three (3) days after mailing when sent by registered or certified mail return receipt requested.

Paulson Investment Company, LLC
9171 Wilshire Boulevard Suite 500
Beverly Hills, CA 90210

Attn: Mr. Alex Winks

Cipherloc Corporation
David Chasteen, CEO
6836 Bee Cave Road, Bldg. 1, S#279
Austin, TX 78746

Please confirm that the foregoing is in accordance with your understanding and agreement with Paulson by signing and returning to Paulson the duplicate of this letter enclosed herewith.

Sincerely,

PAULSON INVESTMENT COMPANY, LLC

By: Alex Winks
Alex Winks
President and CFO

The undersigned hereby agrees to the above terms as of July 23, 2021.

Cipherloc Corporation

By: ______________________
Tom Wilkinson, Chairman